EXHIBIT 99.1

Oblong Announces Financial Results for Second Quarter 2021

Management to Conduct Conference Call Today at 4:30 p.m. ET

Los Angeles -- August 11, 2021 -- (BUSINESS WIRE) Oblong, Inc. (Nasdaq: OBLG) (“Oblong” or the “Company”), the award-winning maker of multi-stream collaboration solutions, today reported financial results for the second quarter of 2021.

Q2 2021 and Recent Operational Highlights

•MezzanineTM product was recently selected by one of the world’s leading entertainment companies as part of a global initiative to ‘re-invent the meeting space’ in preparation for a return to office of more 8,000 employees.
•Raised $11.5 million in net proceeds from an equity financing on June 30, 2021.
•$2.4 million PPP Loan was fully forgiven in July 2021; will record as other income in Q3 2021.
•The Company has no debt as of July 31, 2021.
•Appointed executive thought leaders and strategists Matt Blumberg and Debby Meredith to the Company's board of directors. Mr. Blumberg is the Co-Founder and CEO of Bolster, an on-demand executive talent marketplace. Ms. Meredith currently serves as a board member, advisor, and consultant to several high-tech companies with extensive experience in strategic roles with start-up companies such as Proofpoint, Aviatrix, Qventus, Alation, and Kinsa Health.

Pete Holst, Chairman and CEO of Oblong, commented, “The recent selection of Mezzanine by one of the world’s most prominent digital entertainment companies is incremental proof that reinforces the prioritization of hybrid collaboration and the importance of envisioning new types of workspaces as employees begin a measured return to corporate office environments. Beyond this initial engagement phase, we are managing a number of proposed and actual pilot implementations across a variety of industries that have incredible potential to scale in concert with our customers' vision of a redesigned workplace. As we build our next-generation of hybrid workspace solutions, investments in product development, design and customer engagement will be our core focus over the coming months.”

Holst continued, “In spite of recent dynamics related to Covid-19 variants across the world and a tempered return to commercial office spaces, we continue to see growing inquiries and requests to test and implement prototypes that address hybrid collaboration and, more importantly, increase engagement and accelerate productivity. Following the closure of many commercial spaces over the last 18 months, recent trends indicate that the 'full' return of employees is both unlikely and moving at a much more cautious pace than originally anticipated. While near-term employee engagement is likely to remain mostly remote, we believe there are growing indicators that applicability of our solutions and substantial domain expertise will have massive commercial appeal for the workforce of the future. Macro data continues to support significant growth for hybrid communications tools, and the market opportunity is highly compelling.”

Holst concluded, “Subsequent to the end of the second quarter, our board appointed two new independent directors, Mr. Matt Blumberg and Ms. Debby Meredith, to the board. They are dedicated, successful leaders with unique executive-level experience, strategic insights, and track records of success in technology that we are fortunate to leverage at Oblong. Elevating our corporate governance with these two talented professionals was timely as we continue to invest in engineering and product development for long-term growth.”

Q2 2021 Financial Highlights

The Company reported the following financial results for the second quarter of 2021:

•Second quarter 2021 product sales from its flagship Mezzanine™ collaboration suite of $0.5 million versus $0.4 million for the second quarter of 2020.
•Second quarter 2021 total revenue of $2.0 million compared to $2.8 million for the second quarter of 2020.
•Gross profit margin of 39% for the second quarter of 2021 compared to 40% for the second quarter of 2020.
•Net loss of $2.2 million for the second quarter of 2021 compared to net loss of $3.4 million for the second quarter of 2020.
•Adjusted EBITDA (“AEBITDA”) loss of $1.6 million for the second quarter of 2021, compared to an AEBITDA loss of $2.0 million for the second quarter of 2020. AEBITDA loss is a non-GAAP financial measure. See “Non-GAAP Financial Information” below for additional information regarding this non-GAAP financial measure, and “GAAP to Non-GAAP Reconciliation” for a reconciliation of this non-GAAP financial measure to net loss.
•Total cash balance at June 30, 2021 was $13.1 million. The Company raised net proceeds of $11.5 million from an equity financing that closed on June 30, 2021.
•As of June 30, 2021, the Company had no debt outstanding other than the Company’s $2.4 million PPP Loan. The PPP Loan was entirely forgiven by the SBA in July 2021. Therefore, the Company will record other income in the third quarter of 2021 and has no debt as of July 31, 2021.

Conference Call Details
Management will host a conference call with the investment community today to discuss the Company’s financial results.
Date: Wednesday, August 11, 2021
Time: 4:30 p.m. Eastern Time (ET)

Dial in Number for U.S. Callers: 1-888-394-8218
Dial in Number for International Callers: 1-856-344-9221
Please Reference Conference ID: 1130587

The call will also be accompanied live by webcast over the Internet and accessible at http://public.viavid.com/index.php?id=146196.

Participating on the call will be Peter Holst, CEO and David Clark, CFO. To join the live conference call, please dial in to the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for two weeks starting on August 11, 2021 at approximately 7:30 p.m. ET. To access the replay, please dial 1-844-512-2921 in the U.S. and 1-412-317-6671 for international callers. The conference ID# is 1130587.

Non-GAAP Financial Information

Adjusted EBITDA (“AEBITDA”) loss, a non-GAAP financial measure, is defined as net loss before depreciation and amortization, stock-based expense, impairment charges, severance, income tax expense, and interest and other expense, net. AEBITDA loss is not intended to replace operating loss, net loss, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Rather, AEBITDA loss is an important measure used by management to assess the operating performance of the Company and to compare such performance between periods. AEBITDA loss as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Therefore, AEBITDA loss should be considered in conjunction with net loss and other performance measures prepared in accordance with GAAP, such as operating loss or cash flow used in operating activities, and should not be considered in isolation or as a substitute for GAAP measures, such as net loss, operating loss or any other GAAP measure of liquidity or financial performance. A GAAP to non-GAAP reconciliation of net loss to AEBITDA loss is shown under “GAAP to Non-GAAP Reconciliation” later in this release.

About Oblong, Inc.

Oblong (Nasdaq: OBLG) provides innovative and patented technologies that change the way people work, create, and communicate. Oblong’s flagship product Mezzanine™ is a remote meeting technology platform that offers simultaneous content sharing to achieve situational awareness for both in-room and remote collaborators. Oblong supplies Mezzanine systems to Fortune 500 enterprise customers and is a Cisco Solutions Plus integration partner. For more information, visit Oblong’s website, Twitter and Facebook pages.

Forward looking and cautionary statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that Oblong assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Oblong’s actual results may differ materially from its expectations, estimates and projections, and consequently you should not rely on these forward-looking statements as predictions of future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements relating to (i) the Company’s potential future growth and financial performance and (ii) the success of its products and services. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties, including the volatility of market price for our securities, that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found under the heading "Updating Risk Factors" in the Company's Current Report on Form 8-K filed June 28, 2021, and in other filings made by the Company with the SEC from time to time. Any of these factors could cause Oblong’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, the Company can give no assurance that its future results will be as estimated. The Company does not intend to, and disclaims any obligation to, correct, update, or revise any information contained herein.

Investor Relations Contact:
Brett Maas
Hayden IR, LLC
brett@haydenir.com
646-536-7331

OBLONG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash	$13,033	$5,058
Current portion of restricted cash	61	158
Accounts receivable, net	953	3,166
Inventory	2,125	920
Prepaid expenses and other current assets	1,393	691
Total current assets	17,565	9,993
Property and equipment, net	307	573
Goodwill	7,367	7,367
Intangibles, net	8,946	10,140
Right-of-use assets, net	653	903
Other assets	99	167
Total assets	$34,937	$29,143
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$2,014
Accounts payable	518	313
Current portion of deferred revenue	894	1,217
Accrued expenses and other current liabilities	1,420	1,201
Current portion of operating lease liabilities	734	830
Total current liabilities	3,566	5,575
Long-term liabilities:
Long-term debt, net of current portion	2,417	403
Operating lease liabilities, net of current portion	249	602
Deferred revenue, net of current portion	400	506
Total long-term liabilities	3,066	1,511
Total liabilities	6,632	7,086
Total stockholder's equity	28,305	22,057
Total liabilities and stockholders’ equity	$34,937	$29,143

OBLONG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$2,049	$2,816	$3,967	$8,144
Cost of revenue (exclusive of depreciation and amortization)	1,249	1,683	2,539	4,072
Gross profit	800	1,133	1,428	4,072
Operating expenses:
Research and development	599	988	1,291	2,315
Sales and marketing	572	834	1,099	2,040
General and administrative	1,383	1,815	3,450	3,842
Impairment charges	17	—	48	550
Depreciation and amortization	707	796	1,429	1,612
Total operating expenses	3,278	4,433	7,317	10,359
Loss from operations	(2,478)	(3,300)	(5,889)	(6,287)
Interest and other expense (income), net	(232)	85	(210)	227
Net loss before taxes	(2,246)	(3,385)	(5,679)	(6,514)
Income tax expense	—	—	—	—
Net loss	(2,246)	(3,385)	(5,679)	(6,514)
Preferred stock dividends	—	4	1	8
Undeclared stock dividends	—	—	366	—
Induced conversion of Series A-2 Preferred Stock	—	—	300	—
Net loss attributable to common stockholders	$(2,246)	$(3,389)	$(6,346)	$(6,522)

Basic and diluted net loss per share	$(0.08)	$(0.65)	$(0.29)	$(1.25)

GAAP to Non-GAAP Reconciliation:

Net loss	$(2,246)	$(3,385)	$(5,679)	$(6,514)
Depreciation and amortization	707	796	1,429	1,612
Interest and other expense (income), net	(232)	85	(210)	227
Impairment charges	17	—	48	550
Severance	55	475	55	515
Stock issued for services	116	—	390	—
Stock-based expense	—	29	33	61
Adjusted EBITDA loss	$(1,583)	$(2,000)	$(3,934)	$(3,549)